Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release
Contacts - Investor Relations: Reed Nolte 212-852-7092
Press: Teri Everett 212-852-7070

News Corporation Approves Termination of Stockholder Rights Plan

Company moves to eliminate classified board structure

NEW YORK, NY, April 15, 2008 - News Corporation today announced that its Board of Directors approved the termination of the Company's Amended and Restated Stockholder Rights Plan, effective immediately.

The Company also announced that the Board approved the elimination of the Company's classified board structure, subject to the Company's Class B common stockholders' approval at the Company's 2008 annual meeting of an amendment to the Company's Restated Certificate of Incorporation.

Upon approval, all of the Company's directors will stand for re-election for a one-year term beginning at the 2008 annual stockholders meeting.

The Board had previously stated that it would take action to terminate the stockholder rights plan and eliminate the classified board structure following the closing of the Share Exchange Agreement with Liberty Media Corporation. The share exchange was completed on February 27, 2008.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2007 of approximately US$69 billion and total annual revenues of approximately US$31 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.